EXHIBIT 99.2
                                Time Warner Inc.
                                 April 21, 2005
                 Investor Conference Call - Presentation Scripts


Introduction by John K. Martin (Senior Vice President,  Investor Relations, Time
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Warner Inc.):
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Thank you and good  morning  everyone.  Before  we begin,  I need to cover a few items.

First, we refer to non-GAAP measures, including Operating Income before Depreciation and Amortization - or OIBDA - and Free Cash Flow. We use these measures to facilitate year-over-year comparisons and to enhance analysis of a business's operational strength. In order to enhance comparability, we eliminate certain items - such as non-cash asset impairments, and gains or losses from asset disposals. We call this measure: Adjusted Operating Income before Depreciation and Amortization, or Adjusted OIBDA.

Schedules setting out reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures, such as Operating Income and Cash Provided by Operations, are available on our Company's Web site at www.timewarner.com\investors.

Next, today's presentation also includes detailed subscriber information for our cable company. The subscriber information that was presented in the press release issued earlier today was approximated. This was done because Time Warner Cable and other cable companies covered in the release use somewhat different methodologies with respect to counting basic video subscribers located in multiple-dwelling units, such as apartment buildings. Time Warner Cable subscriber counts include all individual households receiving service, whereas certain other cable operators - including Adelphia and Comcast - count subscribers on an equivalized basic unit basis, where revenues from bulk contracts such as multiple-dwelling units, are divided by prevailing market rates. All of the Time Warner Cable basic subscriber information contained in our presentation today is presented in a manner consistent with our counting and reporting methodology.

Finally, today's announcement includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are


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based on  management's  current  expectations  or  beliefs,  and are  subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein, due to the bankruptcy court approval process, the regulatory review and approval process, and changes in economic, business, competitive, technological and/or regulatory factors, as well as the inability to complete some or all of the proposed transactions.

More detailed information about these factors may be found in Time Warner's SEC filings, including its most recent annual report on Form 10-K and the Form 8-K filed today. Time Warner is under no obligation to - and, in fact, expressly disclaims any such obligation - to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

With that concluded, let me briefly lay out this morning's agenda.

On the call today, you'll hear from:
o    Time Warner's Chairman and CEO Dick Parsons;

o    Our CFO Wayne Pace;

o    Don Logan, who is Chairman of our Media and Communications group;

o    And Time Warner Cable's Chairman and CEO Glenn Britt.

To    view    the    slides    for    each    presentation,    please    go   to
www.timewarner.com/investors or AOL Keyword: IR.

Also here with us today are:

o    Jeff Bewkes, who is Chairman of our Entertainment and Networks group;

o    Landel Hobbs, who -- I hope all of you know -- is Time Warner Cable's CFO.

o    And, Rob Marcus and Kate Brown, who head up Time Warner's M&A efforts.

Everyone here will be available to help out during the Q&A portion of this call. So let me now turn the call over to Dick, who will share his perspective on today's announcement.

Presentation by Richard D. Parsons (Chairman and CEO, Time Warner Inc.):
------------------------------------------------------------------------

Thanks John and good afternoon ladies and gentlemen. We appreciate you joining us on such short notice.

As most of you know, we've been working with Comcast for some time to see if -- and how -- we could acquire the cable assets owned by Adelphia Communications. In addition, we've been exploring ways to resolve Comcast's ownership interests in Time Warner Cable.

So, today, we are pleased to report that we have reached a highly positive outcome. Our agreements represent a unique way to grow our company. Our objective today is to provide you with a clear sense of what exactly we're doing, and why we're doing it.

Let me begin by briefly  summarizing  what  we're  agreeing  to:
- First, we're acquiring -- together with Comcast -- Adelphia's cable systems. And, once the deal closes, we will effect a series of related system swaps with Comcast to enhance our system clusters; and
- Separately, we'll redeem Comcast's 21% minority ownership in Time Warner Cable for a combination of cash and cable systems.

These transactions will grow Time Warner Cable's footprint by approximately 7.5 million homes passed, and 3.5 million basic video subscribers. We will become the second largest multi-channel video provider in the U.S. - behind Comcast, but ahead of the satellite companies - managing, on a pro forma basis, about
14.4 million basic subscribers.

So why are we doing this? We're seizing a unique opportunity to acquire strategic cable assets at an attractive value. As you know, our strategy considers growing all of our businesses through a combination of organic growth and, where it makes sense, disciplined acquisitions. We look for acquisitions that will extend our competitive leadership, build on our competencies, take advantage of exciting growth opportunities and deliver attractive returns. Today's announcement is entirely consistent with this strategy. Taken together, these transactions will strengthen us strategically, operationally and financially.

By growing our cable footprint, we're gaining important scale and meaningfully enhancing our clusters. We'll become the clear cable leader in both New York City and Los Angeles, the country's two largest television DMAs.

We'll have a much bigger platform from which to bring popular advanced video, data and voice services to more consumers, more quickly. Giving us a lot of confidence is our cable management team's expertise, industry leadership and experience. Over the years, they have successfully managed and integrated new cable properties, and deployed new services.

Financially speaking, we also expect these transactions to add meaningful value. Managing this bigger -- and better-clustered -- footprint will accelerate growth. We fully expect to take advantage of near-term cost opportunities to improve the financial performance of the Adelphia systems.

Not only are we acquiring cable assets at an attractive value, we've also reached a mutually beneficial solution with Comcast. We'll acquire their ownership in Time Warner Cable at financial terms that are very attractive to both parties. And let me thank Brian Roberts and his fine team at Comcast for their hard work and perseverance through this challenging process.

These deals will clearly benefit our company. Over the past few years, we have made important progress at Time Warner -- and we now have real financial strength. After considering the approximately $11 billion of incremental net debt that we expect to add in connection with these transactions, we'll continue to have billions of dollars of financial capacity and flexibility.

Our cable company will have its own publicly-traded equity currency, which will also increase our future financial and strategic flexibility.

In the coming months, under Don's and Glenn's leadership, we'll be focused on ensuring a smooth transition. At the same time, we'll pay attention to executing existing business plans and meeting our key financial and other objectives. Lastly, we'll continue to evaluate how to best employ our remaining financial capacity to improve shareholder returns.

Thanks. Let me now ask Wayne to discuss the transactions in more detail.


Presentation  by Wayne H. Pace  (Executive  Vice  President and Chief  Financial
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Officer, Time Warner Inc.):
---------------------------

Thanks Dick.

From my perspective, in addition to the strategic benefits, this transaction is very attractive from a financial standpoint. We expect to create meaningful value by generating returns that are nicely in excess of our cost of capital. At the same time, we will maintain significant financial flexibility.

In addition to briefly describing the key transaction steps, I'll walk you through our estimates on how these transactions will affect our balance sheet leverage ratios and financial capacity.

Let's start with the net impact of all these transactions.

The information on this slide is at the Time Warner Cable reporting level.


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Based on year-end 2004 figures, we expect to increase homes passed by about 7.5 million to 27 million households. And our basic video subscribers should grow by approximately 3.5 million to about 14.4 million managed subscribers. This includes 1.5 million subscribers in unconsolidated continuing joint ventures with Comcast.

We expect net debt and preferred at Time Warner Cable to increase by approximately $8.8 billion -- to $16 billion. Not reflected in this number is the nearly $1.2 billion of net debt at our unconsolidated joint ventures. The $8.8 billion increase considers the $11.2 billion of total cash being paid in these transactions -- offset by a reduction of $2.4 billion in preferred.

Hopefully, you remember that Time Warner currently holds a $2.4 billion preferred equity interest and a 1% common interest in a subsidiary of Time Warner Cable. As part of this transaction, Time Warner will exchange these ownerships for a direct common equity interest in a different subsidiary of Time Warner Cable -- we value this interest at approximately $2.9 billion. Therefore, the $2.4 billion preferred will no longer be included in Time Warner Cable's consolidated net debt and preferred balance.

So, to summarize, when the transactions close, Time Warner will own 84% of TW Cable's common equity and will have the $2.9 billion direct ownership in a Time Warner Cable subsidiary. Lastly, we expect the stock of TWC to be publicly traded.

We're getting to this net end result through several complicated transactions. Let me briefly give you the key elements of each.

The first step...Time Warner and Comcast are acquiring Adelphia's cable properties, including what is usually referred to as the Rigas family systems.

Once purchased, together with Comcast we will effect a series of swaps of cable systems. Taken together, Time Warner is net acquiring systems serving approximately 4.3 million basic video customers in this step. After the swaps, about 3.1 million subscribers will have come from Adelphia and approximately 1.2 million from Comcast. This does not reflect the redemption of Comcast's ownership in TWC, which I will discuss in a moment.

As consideration in this step, we will pay approximately $9.2 billion in cash, and Adelphia's creditors will receive 16% of Time Warner Cable's common equity.

In a separate  transaction,  we will  redeem  Comcast's  interest in Time Warner
Cable for $2 billion in cash and approximately 750 thousand basic video customers. As I mentioned, for the time being, Comcast's and our direct interest in a 50/50 joint venture in Texas and Kansas City will stay intact.

The redemption of Comcast's interest is designed to be tax-free. As a result of sharing in this efficiency, the financial terms of this deal are very attractive to both parties.

Moving over to valuation...

This next slide looks at value for the Adelphia acquisition and Comcast system swaps. We estimate that we are paying around $2,700 to $2,800 per basic subscriber. This is 9 to 11 times expected first full year Adjusted OIBDA, which reflects approximately $200 million of realized cost savings. This acquisition will be structured as a taxable asset purchase. The assets will be "stepped up" for tax purposes, creating significant future tax benefits. We are conservatively measuring the present value of these additional future benefits at $2.5 billion. That's value -- over and above -- the intrinsic value of the subscribers being acquired. As such, we view the unusually high tax basis as an additional asset in the acquisition.

On a free cash flow basis, we expect the transactions to be dilutive to Time Warner in the first year after closing, around breakeven in the second year, and accretive by year 3.

This next slide highlights that we'll continue to have real financial flexibility. We expect to add approximately $11 billion of net debt at the Time Warner consolidated parent company level when we close. This is the $9.2 billion of cash paid to Adelphia and the $2 billion of cash paid as part of the Comcast redemption. Most of the cash payment will be funded by existing cash on hand of over $7 billion and availability under current credit facilities. The cash on hand will be loaned from Time Warner to Time Warner Cable at market rates -- which is an efficient use of the available cash at the Time Warner level. Think of this as Time Warner Cable borrowing cash from the parent on market terms versus financing the transaction with outsiders.

Looking at our leverage ratios at Time Warner - when we close these deals -- we should be at or below the low-end of our previously-stated target range of 2.25 to 2.75 times. This means that we'll have significant financial capacity remaining -- in the billions of dollars. This leverage ratio range is pro forma for all transactions. And it is based on our previously-communicated 2005 Time Warner business outlook of Adjusted OIBDA growth in the high single digits - with a Free Cash Flow conversion percentage of Adjusted OIDBA of between 30 and 40 percent.

Down at the Time Warner Cable reporting level, we also expect to have a solid investment grade credit rating when we close these deals.

Moving to the next slide, I'll cover some other notable points related to the Adelphia transaction.

We will account for the acquisition using the purchase method of accounting.

Also, because of the asset purchase structure and due to the bankruptcy process, we do not expect to assume any of the liabilities associated with Adelphia's government investigations and shareholder litigation, as well as any other significant contingent liabilities.

The deal is subject to all customary reviews, including Hart-Scott-Rodino antitrust and local franchise transfers, as well as approvals related to the bankruptcy process. No shareholder approvals are required at Time Warner or Comcast. Each of the relevant companies Boards of Directors have approved the transaction.

We expect the transaction to close in 9 to 12 months.

During the pre-close period, we are protected by customary covenants regarding interim operation of the business by Adelphia management. In addition, we benefit from certain purchase price adjustments that protect us from subscriber losses, unrecorded liabilities and capital spending that deviate from Adelphia's budget.

With that, Don Logan will now give you some of his insights on the transactions.


Presentation by Don Logan (Chairman, Media and Communications Group, Time Warner
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Inc.):
------

Thank you Wayne.

These transactions provide two significant benefits to Time Warner Cable.

First, it will result in larger, more efficient system clusters. Second, it provides an opportunity to improve the underlying operations of the acquired properties, as well as to sell advanced services currently not available in the Adelphia footprint. And that should lead to accelerated revenue and OIBDA growth.

Let's start with how we're enhancing Time Warner Cable's footprint.

This slide shows the current 10.9 million basic video subscribers that we manage across our 19 million homes passed.

Today, Time Warner Cable is well-clustered with more than 90% of the subscribers in clusters greater than 100 thousand. The transactions that we announced today will make the footprint even more attractive.

Looking at the pro forma company, Time Warner Cable will manage 14.4 million subscribers across a footprint of approximately 27 million homes passed.

As you can see, we're picking up a significant portion of Los Angeles and Dallas, as well as sizable systems in Cleveland and Buffalo, which are contiguous with our existing Ohio and New York footprints.

The end result is an even more highly clustered company.

Approximately 95% of these 14.4 million subscribers will be located in 8 major clusters -- with the smallest having about 400 thousand basic subscribers.

And 5 large regional clusters will represent more than 12 million of these subscribers or over 85% of our total basic subs.

These regions contain four of the top 11 television DMAs in the country, with the top two: New York City and Los Angeles, plus Dallas and Houston.

This larger, more efficient clustering will help Time Warner Cable improve the operating and financial performance of the newly acquired systems. It will also make us even more attractive to advertisers.

And, increased scale will provide us with a larger platform from which to market, sell and rollout new services more rapidly.

This next slide shows some key pro forma subscriber statistics. These are as of the end of 2004.

Looking across product categories, the pro forma company will have lower subscriber penetration rates than Time Warner Cable has today. This will leave real opportunity to improve the operations of the newly acquired systems, which we'll discuss later.

In order for us to succeed, though, we need to focus on execution.

I have confidence in our management team. They have done a great job of consistently delivering strong financial performance while developing new products and services. Time Warner Cable is the industry innovation leader. And, we won't be standing still in the face of competition. We're going to continue to develop and deploy services that consumers want and will pay for.

Even in advance of these transactions, Glenn and his team have been revamping the management structure to perform better against new competition. This will help us integrate these new systems and adopt best practices for marketing and customer care across the entire footprint.

And, we have a lot of experience with this, as approximately 6 million subscribers have been brought under the Time Warner Cable umbrella over the last 10 years.

In the past, Time Warner Cable has delivered. We were the first major MSO to deliver positive free cash flow, and we'll continue to be free cash flow positive even as we integrate and upgrade these new systems.

Now, let me turn it over to Glenn.


Presentation  by Glenn A. Britt  (Chairman  and CEO,  Time Warner  Cable  Inc.):
-------------------------------------------------------------------------------

Thanks Don. I plan to talk about where Time Warner Cable and these new systems are today and what lies ahead.

Let me tell you a bit about what we've done in connection with the Adelphia acquisition process.

We performed extensive operational, financial and legal due diligence, which has given us a good understanding of the assets we're acquiring.

Not only did we have lawyers and accountants performing due diligence, but we had our operating people in the field inspecting contiguous systems.

We found that the systems that were upgraded over the last couple of years are in terrific condition. However, earlier upgrades, in many cases, will require additional work. For example, in some instances, we'll need to replace some cable and split nodes. And, approximately 15% of the homes passed have not yet been upgraded to at least 750 megahertz.

We think we have a clear understanding of what needs to be done, and we've included necessary upgrade capital in all of our projections.

In order to quantify this for you, we expect to spend around $650 million over the next few years, which includes a small amount to upgrade Comcast's Dallas system that we will acquire.

We expect that once these one-time upgrades are complete, on-going capital needs will be similar to that of the existing Time Warner Cable systems.

This slide compares our ARPU and margins with those of the acquired systems. As you can see, there's quite a difference.

So, why do we think we can change this?

We believe there are 3 primary opportunities that we're quite confident we can improve on in the Adelphia properties.

Programming cost savings are immediate, and reducing redundant overhead should be realizable pretty quickly.

The third opportunity will come more gradually -- from rolling out new services. Focusing on programming, we expect to bring Adelphia's existing channels over to our contracts, which generally have better terms. The overhead savings reflect the fact that we can operate these separate companies on a combined basis with less overhead - less corporate overhead and less regional overhead. Most of the margin improvement we expect in the early years comes from these two items.

We expect the cost savings to be in the area of a couple of hundred million dollars in the first year after closing alone.

Let's take a look at subscribers. Adelphia reported basic subscriber declines of 260 thousand in 2004, or 4.9%. Time Warner Cable basic subs declined by only 35 thousand, which is essentially flat.

As you've heard me say before, multi-channel television is a mature business, and we expect basic subscribers to be relatively flat at TW Cable.

Our expectation is that the new systems will continue to lose subscribers for some time but those losses will moderate. Eventually, we expect to stabilize the base as we make the systems more competitive.

There are also opportunities in advanced video services.

At the end of 2004, we estimate that approximately 30% of the acquired digital subscribers have access to VOD, while we have been fully deployed for years.

We have also been more aggressive with DVRs. 18% of existing TW Cable digital subs have DVRs. The penetration of the acquired subscribers is just 5%.

As we've seen in our current footprint, both of these products are extremely popular with customers and have contributed not only to increased revenues, but to reduced churn. DVRs have proven to reduce churn by 20%, and VOD usage continues to increase every month.

Opportunities also exist in high speed data, which has been the leading contributor to Time Warner Cable's strong growth in recent years.

The penetration of eligible homes of the acquired systems is just 13% compared to our 21%.

With improved marketing and higher quality service, we expect to be able to increase the acquired systems' HSD penetration from current levels.

And, we expect to generate cost savings by utilizing our high speed data backbone for their traffic.

Residential  voice  is  a  medium  term  --  but   strategically   important  --
opportunity.

We rolled out our voice service in all of our 31 divisions last year. And, we're
just  now  beginning  to  aggressively   acquire  subscribers  in  our  existing
footprint.

Our experience in quickly deploying this product will be helpful in rolling the service out across the newly acquired systems. Since many of these systems will fit nicely into our existing clusters, we anticipate a relatively smooth transition.

We are obviously in the early days, but we just want to give you some sense of what we currently expect the pro forma numbers to be in the first year after close.

We expect revenues to be between $13.3 billion and $13.8 billion and Adjusted OIBDA to be in a range of $4.7 billion to $5.0 billion. This implies an Adjusted OIBDA margin somewhere in the mid-30s.

These estimates include about $200 million of cost savings opportunities in the first year after close, which should grow over time. Revenue opportunities should also contribute over time.

Capex is expected to be between $2.7 billion and $2.9 billion in the first year after close. Given the assumed capital investment required, we expect free cash flow to only be between $400 million and $600 million in the first year. Yet, as Wayne mentioned, we expect the deal to add to free cash flow from year 2 on with more rapid growth than our standalone long-term plan.

We are now going to commence detailed transition planning. We have a lot of experience integrating cable systems. And, the systems we're acquiring fit together nicely with our footprint. We are excited that after these transactions, we'll be the leading cable provider in both New York City and Los Angeles.

However, LA is also one of our biggest challenges. We'll need to integrate the systems of 3 different companies, us, Adelphia and Comcast, and LA also faces significant satellite competition.

This is not dissimilar to our experience in Houston, where we brought together Time Warner Cable and TCI systems back in the late 1990s. Now, Houston is one of our fastest growing systems. It will likely take us some time to improve LA, but it represents a big opportunity.

Integrating Adelphia will be a challenge but we're confident that we're up to the task. We have the experience and the management team and we're very excited about this opportunity.

Thank you for joining us today, and now I'll turn it back to John to open up for Q&A.